Exhibit 99.4

Ford Motor Company and Subsidiaries
SECTOR BALANCE SHEET
(in millions)

	December 31,	December 31,
	2003	2002

	(unaudited)
ASSETS
Automotive
Cash and cash equivalents	$5,427	$5,157
Marketable securities	10,749	17,464
Loaned securities	5,667	—

Total cash, marketable and loaned securities	21,843	22,621
Receivables, net	2,721	2,047
Inventories	9,181	6,977
Deferred income taxes	3,225	3,462
Other current assets	6,052	4,547
Current receivable from Financial Services	—	1,062

Total current assets	43,022	40,716
Equity in net assets of affiliated companies	1,930	2,470
Net property	41,993	36,352
Deferred income taxes	12,092	11,694
Goodwill	5,378	4,719
Other intangible assets	876	812
Assets of discontinued/held-for-sale operations	68	246
Other assets	15,282	10,781

Total Automotive assets	120,641	107,790
Financial Services
Cash and cash equivalents	16,343	7,064
Investments in securities	1,123	807
Finance receivables, net	110,893	97,007
Net investment in operating leases	31,859	39,727
Retained interest in sold receivables	13,017	17,618
Goodwill	769	749
Other intangible assets	239	248
Assets of discontinued/held-for-sale operations	388	2,783
Other assets	17,292	16,626
Receivable from Automotive	3,356	4,803

Total Financial Services assets	195,279	187,432

Total assets	$315,920	$295,222

LIABILITIES AND STOCKHOLDERS’ EQUITY
Automotive
Trade payables	$15,289	$14,579
Other payables	2,942	2,471
Accrued liabilities	32,171	27,615
Debt payable within one year	1,806	551
Current payable to Financial Services	124	—

Total current liabilities	52,332	45,216

Senior debt	13,832	13,607
Subordinated debt	5,155	—

Total long-term debt	18,987	13,607
Other liabilities	45,104	46,887
Deferred income taxes	2,352	303
Liabilities of discontinued/held-for-sale operations	94	213
Payable to Financial Services	3,232	4,803

Total Automotive liabilities	122,101	111,029
Financial Services
Payables	2,189	1,886
Debt	159,011	148,054
Deferred income taxes	11,061	11,629
Other liabilities and deferred income	9,211	9,441
Liabilities of discontinued/held-for-sale operations	37	861
Payable to Automotive	—	1,062

Total Financial Services liabilities	181,509	172,933
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures of the Company	—	5,670
Minority interests	659	—
Stockholders’ equity
Capital stock
Common Stock, par value $0.01 per share (1,837 million shares issued)	18	18
Class B Stock, par value $0.01 per share (71 million shares issued)	1	1
Capital in excess of par value of stock	5,374	5,420
Accumulated other comprehensive income/(loss)	(414)	(6,531)
Treasury stock	(1,749)	(1,977)
Earnings retained for use in business	8,421	8,659

Total stockholders’ equity	11,651	5,590

Total liabilities and stockholders’ equity	$315,920	$295,222